Exhibit 99.1

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News Release

For Immediate Release

ALERIS STOCKHOLDERS APPROVE MERGER AGREEMENT

BEACHWOOD, OH – December 14, 2006 – Aleris International, Inc. (NYSE:ARS) announced today that at a special meeting of the stockholders held today in Beachwood Ohio, the stockholders of the Company voted to adopt the merger agreement providing for the acquisition of the Company by an entity currently indirectly owned by private equity funds sponsored by TPG. Approximately 98.7 percent of stockholders present and voting voted for adoption of the merger agreement. The number of shares voting to adopt the merger agreement represents approximately 75.7 percent of the total number of shares outstanding and entitled to vote.

The proposed merger was announced on August 8, 2006 and is expected to be completed on December 19, 2006, subject to the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Under the terms of the merger agreement, Company stockholders will receive $52.50 per share in cash without interest.

About Aleris International, Inc.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

About TPG

Texas Pacific Group, or TPG, is a global private investment firm with more than $30 billion of assets under management with offices in San Francisco, New York, London and throughout Asia. TPG invests in world-class franchises across a range of industries and has extensive experience with public and private investments executed through leveraged buyouts, recapitalizations, take private transactions, spinouts, joint ventures, and restructurings. Visit www.texaspacificgroup.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended June 30, 2006, the 10-Q for the quarter ended September 30, 2006, and current report on Form 8-K filed with SEC on November 29, 2006, particularly the sections entitled “Risk Factors” contained therein.

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503